FILED PURSUANT TO RULE 433

File No. 333-224495

CITIGROUP INC.

$500,000,000

4-YEAR NON-CALL 3-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Negative Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	April 27, 2021

Settlement Date:	May 4, 2021 (T+5 days)

Maturity:	May 1, 2025

Par Amount:	$500,000,000

Base Rate:	SOFR (as defined in the Issuer’s base prospectus dated November 9, 2020 (the “Prospectus”)

Re-offer Spread:	+66.9 bps

Coupon and Interest Payment Dates:

An annual floating rate equal to SOFR (as defined in the Prospectus and compounding daily over each interest period as described in the Prospectus) plus 0.669%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on August 3, 2021. An “interest period end date” means the 1st of each February, May, August and November, beginning August 1, 2021 and ending at Maturity or any earlier redemption date.

Modified following business day convention applicable to each interest period end date. Business days New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$498,750,000 (before expenses)

Day Count:	Actual / 360

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole, but not in part, on May 1, 2024 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

We may redeem the notes, at our option, in whole, but not in part, on or after April 1, 2025 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

In each case, SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 MW8
ISIN:	US172967MW89

CITIGROUP INC.

$500,000,000

4-YEAR NON-CALL 3-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Sole Book Manager (84.50%):	Citigroup Global Markets Inc.
Senior Co-Managers (1.00% each):

Commerz Markets LLC

Desjardins Securities Inc.

Huntington Securities, Inc.

MFR Securities, Inc.

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

Rabo Securities USA, Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

Swedbank AB (publ)

Junior Co-Managers (0.50% each):

Academy Securities, Inc.

Cabrera Capital Markets LLC

Capital Institutional Services, Inc.

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Jefferies LLC

R. Seelaus & Co., LLC

Roberts & Ryan Investments, Inc.

Stern Brothers & Co.

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-224495. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.